Exhibit 99.1

[TOUSA Logo]	Company Contacts:
	David J. Keller Chief Financial Officer Telephone: 800-542-4008 Email: investor@tousa.com	Hunter Blankenbaker Director of Corporate Communications Telephone: 954-965-6606 Email: hblankenbaker@tousa.com

TOUSA’s Tommy L. McAden Elected to Board of Directors and Named Executive Vice President

HOLLYWOOD, Fla., May 26, 2005 /PRNewswire-FirstCall/ — Technical Olympic USA, Inc. (NYSE: TOA) announced today that its Board of Directors has elected Tommy L. McAden as a director, effective today. Mr. McAden has also been named Executive Vice President of Technical Olympic USA, Inc. He has previously served as Senior Vice President — Strategy and Operations of Technical Olympic USA, Inc. and as Executive Vice President of TOUSA Homes.

“Mr. McAden’s election to our Board and promotion to Executive Vice President recognize his past and current outstanding contributions to TOUSA’s success and the Board’s confidence that he will continue to play a major leadership role in our future,” said Antonio B. Mon, President and Chief Executive Officer of TOUSA.

“Mr. McAden led our acquisitions of both Engle Homes and Newmark Homes and has subsequently led all of our large transactions and successfully built the foundation of TOUSA by leading the merger of TOUSA’s predecessor companies in June of 2002,” said Chairman Konstantinos A. Stengos.

Mr. McAden joined TOUSA’s prior parent company in January 2000 as Chief Financial Officer and became TOUSA’s Vice President, Chief Financial Officer, and Treasurer upon TOUSA’s formation in June of 2002. In April 2004, he transitioned into his present role.

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 16 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 11, 2005.